Sub-Item 77Q

Nuveen Premium Income Municipal Fund, Inc.
811-5570

Based on a review of the SEC Forms 3, 4 and 5 furnished to the Fund, the Fund believes that all
Section 16(a) filing requirements applicable to the Fund's officers and directors, investment adviser and affiliated persons of the investment adviser were complied with, except that Form 4 for Michael
Davern has been.filed late.

There are no greater than
ten-percent shareholders of the Fund.


Robert P. Bremner
Lawrence H. Brown
Anne E. Impellizzeri
Peter R. Sawers
William J. Schneider
Timothy R. Schwertfeger
Judith M. Stockdale